REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Tamarack Funds Trust

We have audited the accompanying statements of assets and liabilities, including the schedules of portfolio investments, of the portfolios of Tamarack Funds Trust, which include Prime Money Market Fund, U.S. Government Money Market Fund, Tax-Free Money Market Fund, Institutional Prime Money Market Fund and Institutional Tax-Free
Money Market Fund (collectively, the "Funds") as of September 30, 2005, the related statements of operations for the year then ended and the statements of changes in net assets for the year ended September 30, 2005, for the period from August 1, 2004 through September 30, 2004 and for the year ended July 31, 2004. We have audited the financial highlights for the year ended September 30, 2005, for the period from August 1, 2004 through September 30, 2004 and for the years ended July 31, 2004 and July 31, 2003. These financial statements and financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights for periods ended prior to July 31, 2003, were audited by other auditors whose report, dated August 30, 2002, expressed an unqualified opinion on those financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Funds are not required to have, nor were we engaged to perform, audits of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well
as evaluating the overall financial statement presentation.   Our
procedures included confirmation of securities owned as of September 30, 2005, by correspondence with the Funds' custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the Funds as of September 30, 2005, the results of their operations for the year then ended, and the changes in their net assets and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP
Chicago, Illinois
November 21, 2005